EXHIBIT 4.6

[GRAPHIC OMITTED]


REUTERS GROUP PLC GLOBAL
RESTRICTED SHARE PLAN






















Approved by resolution of the Company in general meeting on 22 April 2004. Amended by resolution of the Board on 25 July 2006

                                 2006

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                                    CONTENTS

CLAUSE                                                               PAGE
1.     DEFINITIONS.....................................................3
2.     GRANT OF AWARDS.................................................3
3.     NUMBER OF SHARES IN RESPECT OF WHICH AWARDS MAY BE GRANTED......3
4.     RELEASE OF AWARDS...............................................3
5.     LAPSE OF AWARDS AND CESSATION OF EMPLOYMENT.....................3
6.     GENERAL OFFER FOR THE COMPANY ETC...............................3
7.     ADJUSTMENTS OF AWARDS...........................................3
8.     TAXATION AND SOCIAL SECURITY CONTRIBUTIONS......................3
9.     AMENDMENT AND ADMINISTRATION....................................3
10.    GENERAL.........................................................3
11.    DATA PROTECTION.................................................3

APPENDIX 1 ............................................................3
US SUB-PLAN ...........................................................3


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REUTERS GROUP PLC GLOBAL RESTRICTED SHARE PLAN

1.       DEFINITIONS

1.1 In this Plan, unless the context otherwise requires, the following words and expressions have the following meanings, namely:

         ADS means American Depositary Shares, evidenced by American Depositary Receipts, each ADS representing six Shares;

         Adoption Date means the date of adoption of the Plan by the Company in general meeting;

         Award means an award granted in the form referred to in rule 2.1 and Awarded shall be construed accordingly;

         Award Letter means the notification to a Participant by the Grantor setting out the specific conditions of an Award;

         Basic Salary means an Eligible Employee's annual basic salary in respect of his employment with the Group;

         Board means the board of directors of the Company or where appropriate a duly authorised committee thereof;

         Capital Reorganisation means any variation in the share capital or reserves of the Company (including, without limitation by way of capitalisation issue, rights issue, sub-division, consolidation or reduction);

         Company means Reuters Group PLC registered in England and Wales No. 03296375 by whatever name from time to time;

         Control has the meaning given by section 840 of the Taxes Act;

         Date of Grant means the date on which the Grantor makes an Award;

         Discretionary Share Plan means an Employees' Share Scheme in which participation is solely discretionary;

         Eligible Employee means any bona fide employee of any member of the Group;

         Employees' Share Scheme has the meaning given by section 743 of the Companies Act 1985;

         Grantor means either:

         (a) the Board in respect of Awards made or to be made by the Company; or

         (b) the Trustee in respect of Awards made or to be made by the Trustee.

         Grant Period means the period of 42 days commencing on any of the following:

         (a)      the Adoption Date;

         (b) the day immediately following the day on which the Company makes an announcement of its results for the last preceding year, half year or other period; or

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         (c)      any day on which the Board resolves that exceptional
                  circumstances exist that justify the grant of Awards;

         Group means the Company and its Subsidiaries and member of the Group shall be construed accordingly;

         the London Stock Exchange means the London Stock Exchange plc or any successor body to it;

         Market Value means in relation to a Share on any day:

         (a) if and so long as the Shares are listed on the London Stock Exchange, the closing middle market quotation for such a Share on the Date of Grant (as derived from the Daily Official List of the London Stock Exchange); or

         (b) subject to (a) above, its market value determined in accordance with Part VIII of the Taxation Chargeable Gains Act 1992;

         Official List means the Official List of the UK Listing Authority;

         Participant means any individual to whom an Award has been granted under the Plan (including where the context permits, the legal personal representatives of a deceased Participant);

         Participating Company means the Company or any Subsidiary of the Company;

         Performance Conditions means any performance conditions applicable to an Award imposed by the Board under rule 2.6;

         the Plan means this Reuters Group PLC Restricted Share Plan as amended from time to time;

         Registered Holder means any person or persons nominated by the Grantor to hold Shares on behalf of a Participant;

         Release means the transfer to a Participant of the Shares to which he is entitled under these rules (whether automatically or pursuant to a notice of release), and Release Date shall be construed accordingly;

         Restricted Period means unless foreshortened pursuant to rules 5 and 6 of this Plan, a period specified by the Grantor on the Date of Grant commencing on the Date of Grant and expiring on a Vesting Date;

         Shares means fully paid and irredeemable ordinary shares in the capital of the Company or shares representing those shares following any Capital Reorganisation;

         Subsidiary has the meaning given by sections 736 and 736A of the Companies Act 1985;

         Taxes Act means the Income and Incorporation Taxes Act 1988;

         Treasury Shares means Shares bought and held by the Company in accordance with s162 A-G of the Companies Act 1985 (as amended);

         the Trustee means the trustee or trustees for the time being of any employee trust established by the Company from time to time for the benefit of (inter alia) employees of any member of the Group and which is an employees' share scheme as defined in section 743 of the Companies Act 1985;

         UK Listing Authority means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

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         Vesting means the unconditional entitlement of a Participant to call for some or all of the Shares comprised in the Award pursuant to these rules, and Vest shall be construed accordingly; and

         Vesting Date means the date on which a Restricted Period expires.

1.2 Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in construing the Plan.

1.3 References to any act of Parliament shall include any statutory modification, amendment or re-enactment thereof.

2.       GRANT OF AWARDS

2.1 The Grantor may, during a Grant Period, in its discretion (but always in consultation with the Board if the Board is not Grantor), grant Awards in the form of a nil cost option, a right to acquire Shares, a contingent right to acquire or receive Shares (or, in exceptional circumstances, a contingent right to receive a cash sum equal to the Market Value of the number of Shares comprised in the Award), an allocation of Shares subject to restrictions on dealings in those Shares or a conditional allocation of Shares subject to forfeiture, to any Eligible Employees selected by the Board (in consultation with the Grantor if the Board is not Grantor). Any reference to an Award being "capable of Release" or "Released" shall in the case of an Award which is granted in the form of an option be construed as being "exercisable" or "exercised" and in the case of an allocation of Shares shall be construed as being "no longer subject to any relevant restrictions" or as "no longer at risk of forfeiture" (as the case may be).

2.2 Subject to rule 3.4, the number of Shares that may be comprised in an Award granted to an Eligible Employee shall be determined by the Grantor (with the agreement of the Board where the Board is not Grantor).

2.3 The Grantor (in consultation with the Board if the Board is not Grantor) shall determine prior to the Date of Grant, and shall ensure it is specified in the Award Letter issued to a Participant, whether the Participant shall have any beneficial interest in the Shares the subject of an Award and whether he shall have any rights to dividends in respect of the Shares and such other rights commonly enjoyed by a beneficial owner of Shares or whether he shall have only a conditional right to acquire or receive such Shares in which case he shall have no beneficial interest in the Shares until the Release of such Award. If the Grantor determines that a Participant shall have a beneficial interest in the Shares, it shall nominate a Registered Holder.

2.4 If a Participant is to have beneficial ownership of the Shares the subject of an Award, the Shares shall be registered in the name of the nominated Registered Holder and:

         (a) the Participant shall not be entitled to delivery of a share certificate until the Restricted Period has expired;

         (b) the Registered Holder shall retain custody of such Shares during the Restricted Period; and

         (c) the Participant may not sell, transfer, assign, pledge, exchange (or attempt to do so) or otherwise dispose of such Shares during the Restricted Period.

         The Registered Holder shall account to the Participant for any dividends paid in respect of the Shares during the Restricted Period and shall seek directions from the Participant as to how the Registered Holder should vote on a poll in respect of such Shares.

2.5      No Awards shall be granted more than 10 years after the Adoption Date.

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2.6      The Board (subject to the subsequent agreement of the Grantor if the
         Board is not Grantor) may in its absolute discretion specify Performance Conditions which must, unless otherwise stated in the Rules, be satisfied prior to the Release of an Award. Such conditions:

         (a) shall be determined prior to the Date of Grant and shall be specified in the Award Letter issued to the Participant; and

         (b)      may be amended or waived after the Date of Grant if:

                  (i) those circumstances which prevailed at the Date of Grant and which were relevant to the Performance Conditions that were originally imposed regarding the Release of an Award have subsequently changed; and

                  (ii) the Grantor (with the agreement of the Board if the Board is not Grantor) is satisfied that any such amended Performance Conditions would be a fairer measure of the performance of the Participant and the Board reasonably determines that such amended Performance Conditions are no more difficult to satisfy than the original Performance Conditions.

2.7 There shall be no monetary consideration for the grant of any Award under the Plan.

2.8 Each Award shall be made by an Award Letter issued by the Grantor and shall be subject to such terms and conditions consistent with the Plan as the Grantor may determine with the agreement of the Board (if the Board is not Grantor). The Award Letter shall state:

         (a)      the Date of Grant;

         (b)      the Vesting Dates relevant to the Award;

         (c) the number of Shares comprised in the Award to be Released on each Vesting Date;

         (d) any Performance Conditions applicable to the Award imposed under rule 2.6 and whether the Release of the Award pursuant to rule 5.2 or rule 6 is subject to the achievement of Performance Conditions; and

         (e)      any Restricted Periods applying to the Award.

2.9 Absent express provisions, nothing in these rules or in an Eligible Employee's contract of employment shall be construed as giving to any Eligible Employee a right to receive, or be considered for, an Award.

2.10 The grant of any Award under the Plan shall be subject to the provisions of the Model Code for Securities Transactions by Directors of Listed Companies and to obtaining any approval or consent required under the provisions of the Listing Rules published by the UK Listing Authority or the City Code on Takeovers and Mergers or of any regulation or enactment applicable to such grant.

3.       NUMBER OF SHARES IN RESPECT OF WHICH AWARDS MAY BE GRANTED

3.1 No Award shall be granted to the extent that the result of that grant would be that the aggregate number of Shares that could be issued in respect of that Award and any other Awards granted at the same time, when added to the number of Shares that:

         (a) could be issued in respect of any subsisting Awards or options granted during the preceding ten years under the Plan or any other Employees' Share Scheme established by the Company or any company under the Control of the Company; and

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         (b)      have been issued in respect of any Awards or options granted during the preceding ten years under the Plan or any other Employees' Share Scheme established by the Company or any company under the Control of the Company,

         would exceed 10 per cent of the ordinary share capital of the Company for the time being in issue.

3.2 Reference in this rule 3 to the issue of Shares shall, for the avoidance of doubt, mean the issue and allotment (but not transfer) of Shares.

3.3 In determining the above limits no account shall be taken of any newly issued Shares where the right to acquire/purchase the Shares was released, lapsed or otherwise became incapable of exercise.

3.4 An Award shall not be granted to an Eligible Employee if such grant would cause the total Market Value of the maximum number of Shares that may be acquired on Release of the Award (as measured at the Date of Grant of the Award) when aggregated with the total Market Value of the maximum number of Shares that may be acquired pursuant to any other Award granted to the Eligible Employee under the Plan in the previous 12 months, to exceed 100% of the Eligible Employee's Basic Salary as at the Date of Grant or, if the Board considers that circumstances exist which justify a higher amount, such higher amount as the Board may in its absolute discretion determine up to and including an amount equal to 200% of his Basic Salary.

4.       RELEASE OF AWARDS

4.1 Save as otherwise permitted in these Rules and subject to rule 4.2, an Award (or part thereof) shall not Vest and be capable of Release until the expiry of the relevant Restricted Period.

4.2 Save as otherwise permitted in these Rules an Award (or part thereof) shall not Vest and be capable of Release unless:

         (a) the Participant remains an employee of any member of the Group until the end of the relevant Restricted Period; and

         (b) any Performance Condition to which the Award is subject has been satisfied.

4.3 If the Award is subject to a Performance Condition, as soon as reasonably practicable after the end of the relevant Restricted Period the Board shall determine the extent to which the Performance Condition has been satisfied and an Award (or part thereof) has become Vested and capable of Release.

4.4 Subject to rule 4.6, the Release of an Award (or part thereof) that is granted in the form of an option or a right to acquire Shares shall be made no later than six months after the expiry of the relevant Restricted Period. A Participant must request the Release of such an Award (or part thereof) by giving notice in writing to the Company (or such other person or entity as the Grantor may direct) in the prescribed form.

4.5 Subject to any necessary consents and to compliance by the Participant with the terms of the Plan, the Grantor shall procure not later than 30 days after receipt of a valid notice of Release of an Award (or part thereof) by a Participant or after any date on which an Award (or part thereof) has Vested and become capable of Release, the delivery to the Participant (or, to his nominee) of the Shares (which may be Treasury Shares) to which he is entitled (or where it was so determined at grant, a cash sum equal to the Market Value of such Shares) free from any liens, charges or encumbrances. The Grantor shall (unless the Shares have been issued in uncertified form) as soon as practicable deliver or procure the delivery to the Participant (or his nominee) of a definitive share certificate or other evidence of title in respect of such Shares.

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4.6      Where the Release of an Award (or part thereof) or the issue or transfer of Shares under the Plan would be prohibited by law or the Model Code for Securities Transactions by Directors of Listed Companies, the Award (or part thereof) shall not be treated as having Vested and the period during which the Award (or part thereof) may be Released and during which Shares may be issued or transferred shall not be treated as commencing until such period of prohibition no longer applies.

4.7 An Award shall be personal to the Participant and the Participant shall not sell, transfer, pledge, assign (or attempt to do so) or otherwise dispose of all or any Shares which are the subject of any part of an Award which has not reached its Vesting Date or any interest therein until the relevant Vesting Date. Any attempt by the Participant to sell, transfer, pledge, assign or otherwise dispose of such Shares or any interest in them shall result in the immediate lapse of the Award.

4.8 In relation to any Participant resident in the United States of America, the Shares to which such Participant is entitled may, at the Participant's election, be delivered in the form of ADSs (rounded down in the case of any fractional ADSs to a whole number of ADSs).

4.9 On the Release of any Award under rule 5 or rule 6 below the Shares to which the Participant is entitled will, in the case of any fractional Shares, be rounded down to a whole number of Shares.

5.       LAPSE OF AWARDS AND CESSATION OF EMPLOYMENT

5.1 Save as otherwise provided in these rules, any part of a Participant's Award which has not reached its Vesting Date shall lapse automatically and any Shares which are subject thereto of which the Participant has beneficial ownership shall be forfeited automatically on the earliest of:

         (a) the Participant being declared bankrupt or entering into any general composition with or for the benefit of his creditors, including a voluntary arrangement under the Insolvency Act 1986;

         (b) the Participant ceasing to be an employee of a member of the Group (whether lawfully or unlawfully);

         (c) any sale, transfer, pledge, assignment (or attempt to do so) or other disposal of the Shares which are the subject of the Award;

         (d)      the expiry of the later of the periods in rule 5.2 or rule
                  5.4;

         (e)      in the expiry of any applicable period under rule 6.

5.2 Where a Participant ceases to be an employee of a member of the Group by reason of:

         (a)      injury, disability or ill-health;

         (b)      retirement;

         (c)      redundancy (within the meaning of the Employment Rights Act
                  1996);

         (d)      his employing company ceasing to be a member of the Group;

         (e) the business (or part of the business) in which he is employed being transferred to a transferee which is not a member of the Group; or

         (f) any other reason the Board (with the subsequent agreement of the Grantor if the Board is not Grantor) so decides,

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         subject to any different terms specified in the Award Letter (including in relation to the achievement of Performance Conditions), the Participant's Award (or part thereof) shall Vest and be capable of Release from the date on which the Participant's employment ceases in respect of: (i) the Shares comprised in any part of the Award that has passed its Vesting Date and have not already been Released, and (ii) such number of Shares as is calculated by multiplying the number of Shares comprised in the next part of the Award (if any) to Vest by the fraction A/B (where A is the number of whole months between the date on which the Participant's employment ceased and the relevant previous Vesting Date and B is 12 or such other number determined by the Board (with the subsequent agreement of the Grantor if the Board is not Grantor)) and the Grantor will procure the delivery of such Shares to the Participant within 90 days and the remainder of the Award shall lapse SAVE THAT the Board (with the subsequent agreement of the Grantor if the Board is not Grantor) may, prior to such cessation, determine that the Participant's Award shall Vest and be capable of Release in full.

5.3 For the purpose of rule 5, a female Participant shall not be treated as ceasing to be an employee of a member of the Group if absent from work wholly or partly because of pregnancy or confinement, until she ceases to be entitled to exercise any statutory or contractual entitlement right to return to work.

5.4 If the Participant dies while in service or at any time after leaving service when he holds an Award (or part thereof), subject to any different terms specified in his Award Letter (including in relation to the achievement of Performance Conditions), the Participant's Award (or part thereof) shall Vest and be capable of Release by his legal personal representatives within twelve months of the date on which death occurred in respect of: (i) the Shares comprised in any part of the Award that has passed its Vesting Date and have not already been Released, and (ii) such number of Shares as is calculated by multiplying the number of Shares comprised in the next part of the Award (if any) to Vest by the fraction A/B (where A is the number of whole months between the date on which death occurred and the relevant previous Vesting Date and B is 12 or such other number determined by the Board (with the subsequent agreement of the Grantor if the Board is not Grantor)) and the Grantor will procure the delivery of such Shares within 90 days and the remainder of the Award shall lapse SAVE THAT the Board (with the subsequent agreement of the Grantor if the Board is not Grantor) may determine that the Participant's Award shall Vest and be capable of Release in full.

6.       GENERAL OFFER FOR THE COMPANY ETC.

6.1 If any person (either alone or together with any person acting in concert with him) makes a general offer to acquire the whole of the share capital of the Company (other than those shares which are already owned by him and/or any person acting in concert with him), the Company shall, as soon as reasonably practicable thereafter, give notice to each Participant of such general or other offer and prior to the date on which the offer becomes or is declared unconditional in all respects. Subject to any different terms specified in the Award Letter (including in relation to the achievement of Performance Conditions), the Shares comprised in the Participant's Award shall be Released on the date on which the offer becomes or is declared unconditional and the Grantor shall procure the delivery of the Shares to the Participant within 30 days of the date on which the change of Control occurs SAVE THAT the Board (with the subsequent agreement of the Grantor if the Board is not Grantor) may prior to such date determine that the Award shall be Released only in respect of: (i) the number of Shares comprised in any part of the Award that has passed its Vesting Date and have not already been Released, and (ii) such number of Shares as is calculated by multiplying the number of Shares comprised in the next part of the Award (if any) to Vest by the fraction A/B (where A is the number of whole months between the date on which the offer becomes or is declared unconditional in all respects and the relevant previous Vesting Date and B is 12 or such other number determined by the Board (with the subsequent agreement of the Grantor if the Board is not Grantor)) and the remainder of the Award shall lapse.


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         Scheme of Arrangement

6.2      If a Court sanctions a compromise or scheme of arrangement under section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement involving the reconstruction of the Company, subject to any different terms specified in the Award Letter (including in relation to the achievement of Performance Conditions), the Shares comprised in the Participant's Award shall be Released on the date of court approval or sanction and the Grantor shall procure the delivery of the Shares to the Participant within 30 days of such date SAVE THAT the Board (with the subsequent agreement of the Grantor if the Board is not Grantor) may prior to such date determine that the Award shall be Released only in respect of: (i) the number of Shares comprised in any part of the Award that has passed its Vesting Date and have not already been Released, and (ii) such number of Shares as is calculated by multiplying the number of Shares comprised in the next part of the Award (if any) to Vest by the fraction A/B (where A is the number of whole months between the date on which the compromise or scheme is sanctioned or approved by the court and the relevant previous Vesting Date and B is 12 or such other number determined by the Board (with the subsequent agreement of the Grantor if the Board is not Grantor)) and the remainder of the Award shall lapse PROVIDED THAT other than in exceptional circumstances (as determined by the Board (with the subsequent agreement of the Grantor if the Board is not Grantor)) Shares shall not be transferred under this Rule 6.2 if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement, the Board shall instead recommend that the provisions of Rule 6.3 should apply automatically.

6.3 If any person (the Acquiring Company) obtains Control of the Company as a result of any of the transactions described in Rules 6.1 or 6.2 above then, subject to the proviso to Rule 6.2 above, each Participant may by agreement with the Acquiring Company elect that his outstanding Awards should continue. On this basis, Participants' Awards (Old Awards) will become awards (New Awards) in respect of shares in the Acquiring Company. Each New Award will be equivalent to each Old Award before the change of Control. The New Awards will not be regarded as equivalent to the Old Awards unless:

         (a) they are governed by the rules of the Plan in effect immediately before the release of the Old Awards; and

         (b) the total Market Value of the Shares the subject of the Old Awards is equal to the total Market Value immediately after the release of the shares the subject of the New Awards. The provisions of the Plan will, for this purpose, be construed as if the New Awards were granted under the Plan at the same time as the Old Awards.

         References to Shares will, in relation to the New Award, be taken as references to shares of the company whose shares are under New Awards. References to the Company shall be taken to be references to the company whose shares are under the New Awards, where appropriate.

         Demerger

6.4 If the Board becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super-dividend or other transaction which, in the opinion of the Board, would affect the current or future value of any Awards, subject to any different terms specified in the Award Letter (including in relation to the achievement of Performance Conditions), the Board (with the subsequent agreement of the Grantor if the Board is not Grantor) may determine that all or some of the Shares comprised in the Participant's Award shall be Released on a date determined by the Board (with the subsequent agreement of the Grantor if the Board is not Grantor) and the Grantor shall procure the delivery of such Shares to the Participant within 30 days of the Shares

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         becoming capable of Release. If the Board determines (with the subsequent agreement of the Grantor if the Board is not Grantor) that Shares may be Released under this rule 6.4, it shall also determine whether the remaining Shares comprised in an Award shall lapse.

         Voluntary Winding-up

6.5 If notice is duly given of a resolution for a voluntary winding-up of the Company then subject to any different terms specified in the Award Letter (including in relation to the achievement of Performance Conditions), the Board may determine (with the subsequent agreement of the Grantor if the Board is not Grantor) that all or some of the Shares comprised in the Participant's Award shall be Released on a date determined by the Board (with the subsequent agreement of the Grantor if the Board is not Grantor) and the Grantor shall procure the delivery of such Shares to the Participant within 30 days of the Shares becoming capable of Release SAVE THAT the Board (with the subsequent agreement of the Grantor if the Board is not Grantor) may prior to such date determine that the Award shall be Released only in respect of: (i) the number of Shares comprised in any part of the Award that has passed its Vesting Date and have not already been Released, and (ii) such number of Shares as is calculated by multiplying the number of Shares comprised in the next part of the Award (if any) to Vest by the fraction A/B (where A is the number of whole months between the date on which the resolution is passed and the relevant previous Vesting Date and B is 12 or such other number determined by the Board (with the subsequent agreement of the Grantor if the Board is not Grantor)) and the remainder of the Award shall lapse.

7.       ADJUSTMENTS OF AWARDS

7.1 In the event of any Capital Reorganisation or the implementation by the Company of a demerger or the payment by the Company of a dividend in specie or a super-dividend (which in the case of a demerger or payment of a dividend would materially affect the value of an Award), the definition of Shares and the number of Shares comprised in an Award may be adjusted in such manner as the Board (with the subsequent agreement of the Grantor if the Board is not Grantor) may determine PROVIDED THAT in respect of an Award under which Shares are to be transferred, prior notification shall be given to the person holding the Shares to which the award relates.

8.       TAXATION AND SOCIAL SECURITY CONTRIBUTIONS

8.1 Any liability of a Participant to taxation arising in respect of any Award shall be for the account of the Participant. The grant of any Award shall be conditional on the Eligible Employee agreeing to comply with any arrangements specified by the Company or the Grantor for the payment of taxation and any social security contributions in respect of the Award (including without limitation the right of the Company or the Grantor to arrange the sale on his behalf of sufficient Shares to satisfy any taxation or social security liability on his part which the Company or any member of the Group might be liable to withhold were the Participant to be subject to the maximum rates of taxation and/or social security at the material time and thereafter account to the relevant member of the Group with the net proceeds of sale for the Shares in order to enable the tax and/or social security liabilities to be settled and if following such sale, there shall be any balance of the proceeds of sale not required to meet such liabilities, such balance shall be paid by the member of the Group to the participant for his own use and benefit absolutely).

8.2 To the extent legally possible, the Grantor may determine that the Release of an Award is conditional on the Participant entering into

         (a) an agreement to reimburse any member of the Group that employs the Participant in whole or in part for any secondary Class 1 national insurance contributions arising in connection with such Award; or

         (b) an election with any member of the Group that employs the Participant to assume the liability for any Secondary Class 1 national insurance contributions, payable in connection with such an Award including an agreement or election under paragraph 3A or 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992.

9.       AMENDMENT AND ADMINISTRATION

9.1 The decision of the Board shall be final and binding in all matters relating to the Plan, subject to it obtaining the consent of the Grantor where specifically provided in these Rules. The Board (with the subsequent agreement of the Grantor if the Board is not Grantor) may take any actions it considers necessary or desirable to remedy errors of a purely administrative nature made in connection with the operation of the Plan and may, at any time, discontinue the grant of further Awards.

9.2 The Board (with the subsequent agreement of the Grantor where the Board is not Grantor) may amend any of the provisions of the Plan in any way it thinks fit, provided that:

         (a) no amendments can be made that would materially prejudice the interests of existing Participants except with the prior consent or sanction of Participants who, if their Awards Vested in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted or transferred upon exercise in full of all outstanding Awards; and

         (b) no amendment to the advantage of Eligible Employees or Participants may be made to:

                  (i)      the definition of Eligible Employee in rule 1.1;

                  (ii) the limitations on the numbers of Shares subject to the Plan;

                  (iii) the maximum entitlement of an Eligible Employee under the Plan;

                  (iv) the basis for determining an Eligible Employee's entitlement to Shares under the Plan;

                  (v)      the terms of Shares to be provided under the Plan;

                  (vi)     the adjustment provisions of rule 7 of the Plan,

                  without the prior approval of the Company in general meeting except in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Eligible Employees and Participants or any member of the Group; and

         (c) without prejudice to any provision of the Plan which provides for the lapse of an Award, the Grantor may not cancel an Award unless the Participant agrees in writing to such cancellation.

9.3 Notwithstanding any other provision of the Plan, the Board may establish separate plans mirroring the terms of the Plan for the purpose of granting Awards to Eligible Employees of non-UK tax resident members of the Group, subject to such modifications as may be necessary or desirable to take account of tax, exchange control or securities laws provided that any Shares made available under such plans shall count towards the limit set out in rule 3.


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



10.      GENERAL

10.1 Any member of the Group may provide money to the Trustees or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for that purpose, to the extent not prohibited by section 151 of the Companies Act 1985.

10.2 The Plan shall terminate upon the tenth anniversary of the Adoption Date or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

10.3 The rights and obligations of any individual under the terms of his office or employment with the Group shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever (whether lawfully or unlawfully), insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements. In the event of any conflict between the terms of this rule 10.3 the Participant's terms of employment, this rule will take precedence.

10.4 The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company's capital structure, or any merger or consolidation of the Company, or any issue of Company shares, bonds, debentures, preferred or prior preference stocks ahead of, or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.5 Any notice or other document required to be given under or in connection with the Plan may be delivered to a Participant or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Grantor to be appropriate including any electronic address. Notices sent by post shall be deemed to have been given on the first business day following the date of posting and notices sent by electronic means shall be deemed to have been given twelve hours after the time of despatch or at such earlier time as receipt is acknowledged. Any notice or other document required to be given to the Company or the Grantor under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Company or the Grantor may from time to time determine and notify to Participant).

10.6     Benefits under the Plan shall not be pensionable.

10.7 The Company, or where the Board so directs any Participating Company, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the Release of Awards except where such liability arises as a result of the Participant's request to receive ADSs on Release unless the Board directs otherwise.

10.8 These Rules shall be governed by and construed in accordance with English law. All disputes arising out of or in connection with the rules shall be subject to the exclusive jurisdiction of the courts of England and Wales.

11.      DATA PROTECTION

         By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

         (a)      administering and maintaining Participant records;

         (b) providing information to trustees of any employee benefit trust, registrars, brokers savings carrier or other third party administrators of the Plan;

         (c) providing information to future purchasers of the Company or the business in which the Participant works; and

         (d) transferring information about the Participant to a country or territory outside the European Economic Area.

                                   APPENDIX 1

               THE REUTERS GROUP PLC GLOBAL RESTRICTED SHARE PLAN

                                   US SUB-PLAN

1.       GENERAL

1.1 This US Sub-Plan shall be used for all Participants who are, or may become prior to the Release of Awards, US taxpayers. In the event that a Participant becomes a US taxpayer after the grant of an Award, such Award may be modified in a manner consistent with this Sub-Plan.

1.2 The purpose of this Sub-Plan is to ensure that Awards made under the Plan comply with the requirements of section 409A of Title 26 of the United States Code (the "Internal Revenue Code") and should be interpreted in a manner consistent with such requirements. Notwithstanding the foregoing, this Sub-Plan should also be interpreted and applied in a manner consistent with other legal requirements under laws in relevant jurisdictions, including but not limited to applicable securities laws.

1.3 Words and phrases defined in the Plan shall bear the same meaning in this US Sub-Plan except as otherwise provided.

1.4 The rules of the Plan apply to this US Sub-Plan except as otherwise provided for below.

1.5 The Board (with the subsequent agreement of the Grantor) may amend any of the provisions of this US Sub-Plan to take account of a change in US legislation, in particular in relation to section 409A of the US Internal Revenue Code.

2.       GRANT OF AWARDS

2.1      Clause 2.1 shall be amended as follows:

         "The Grantor may, during a Grant Period, only grant Awards in the form of a contingent right to acquire or receive Shares."

3.       RELEASE OF AWARDS

3.1      The following wording shall be inserted in Rule 4.5 of the Plan:

         "If a valid notice of Release of an Award is not returned within 90 days of Vesting or by 31 January following the end of the calendar year of Vesting if earlier, the Participant shall be deemed to have submitted a valid notice of Release and the Grantor shall procure not later than 30 days after the deemed date of receipt of the notice of Release of an Award the delivery to the Participant (or to his nominee) of the Shares (which will have been subscribed by the Trustee) to which he is entitled (or where it was so determined at grant, a cash sum equal to the Market Value of such Shares) free from any liens, charges or encumbrances."

4.       LAPSE OF AWARDS AND CESSATION OF EMPLOYMENT

4.1      Rule 5.2 of the Plan is amended as follows:

         "Where a Participant ceases to be an employee of a member of the Group by reason of:

         (a)      injury, disability or ill-health;

         (b)      retirement;

         (c)      redundancy (within the meaning of the Employment Rights Act
                  1996);

         (d)      his employing company ceasing to be a member of the Group;

         (e) the business (or part of the business) in which he is employed being transferred to a transferee which is not a member of the Group; or

         (f) any other reason the Board (with the subsequent agreement of the Grantor) so decides,

         subject to any different terms specified in the Award Letter (including in relation to the achievement of Performance Conditions), the Participant's Award (or part thereof) shall Vest and be capable of Release from the date on which the Participant's employment ceases in respect of: (i) the Shares comprised in any part of the Award that has passed its Vesting Date and have not already been Released, and (ii) such number of Shares as is calculated by multiplying the number of Shares comprised in the next part of the Award (if any) to Vest by the fraction A/B (where A is the number of whole months between the date on which the Participant's employment ceased and the relevant previous Vesting Date and B is 12 or such other number determined by the Board (with the subsequent agreement of the Grantor)) and the Grantor will procure the delivery of such Shares to the Participant within 90 days, or by 15 March following the end of the calendar year of Vesting if earlier, and the remainder of the Award shall lapse SAVE THAT the Board (with the subsequent agreement of the Grantor) may, prior to such cessation, determine that the Participant's Award shall Vest and be capable of Release in full.

4.2      Rule 5.4 of the Plan is amended as follows:

         "If the Participant dies while in service or at any time after leaving service when he holds an Award (or part thereof), subject to any different terms specified in his Award Letter (including in relation to the achievement of Performance Conditions), the Participant's Award (or part thereof) shall Vest and be capable of Release by his legal personal representatives within twelve months of the date on which death occurred in respect of: (i) the Shares comprised in any part of the Award that has passed its Vesting Date and have not already been Released, and (ii) such number of Shares as is calculated by multiplying the number of Shares comprised in the next part of the Award (if any) to Vest by the fraction A/B (where A is the number of whole months between the date on which death occurred and the relevant previous Vesting Date and B is 12 or such other number determined by the Board (with the subsequent agreement of the Grantor)) and the Grantor will procure the delivery of such Shares within 90 days, or 15 March following the end of the calendar year of Vesting if earlier, and the remainder of the Award shall lapse SAVE THAT the Board (with the subsequent agreement of the Grantor) may determine that the Participant's Award shall Vest and be capable of Release in full."